NYMEX Underwriting Syndicate Members

JP Morgan Securities Inc.
Banc of America Securities LLC
Merrill Lynch & Co.
Citigroup Global Markets, Inc.
Lehman Brothers Inc.
Sandler O Neill & Partners, L.P.